Exhibit 99.1

Flagstone Re to Host Investor Days in London and New York

HAMILTON, Bermuda--(BUSINESS WIRE)--May. 13, 2009-- Flagstone Reinsurance Holdings Limited (NYSE:FSR) announced today that they will host Investor Days for financial analysts and investors in London on Friday, June 19th and New York on Tuesday, June 30th, 2009. The days will feature presentations by Mark Byrne, the Company's Executive Chairman, David Brown, the Chief Executive Officer and other members of their Senior Management Team. The presentations will be followed by a question and answer session.

For further details and to register to attend, please visit the Company's website at www.flagstonere.com. In addition, the presentations and audio webcast will be available in the Investor Relations section of the site as of July 6th, 2009.

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global multi-line reinsurance and insurance company that employs a focused, technical approach to the Property, Property Catastrophe, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse SA has an "A-" financial strength rating from both A.M. Best and Fitch Ratings, and an "A3" rating from Moody's Investors Service.

Source: Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, +1-441-278-4303